Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

SideChannel, Inc.

(Name of Issuer)

SideChannel, Inc.

(Name of Person(s) Filing Statement)

Table 1: Transaction Valuation

	Transaction Valuation		Fee rate	Amount of Filing Fee
Fees to Be Paid	$543,973.36	(1)	$0.00014760	$80.29	(2)
Fees Previously Paid
Total Transaction Valuation	$543,973.36
Total Fees Due for Filing				$80.29
Total Fees Previously Paid
Total Fee Offsets
Net Fee Due				$80.29

(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock, par value $0.001 per share (“Common Stock”), of SideChannel, Inc. (the “Registrant”) that become issuable under the Cipherloc Corporation 2021 Omnibus Equity Incentive Plan (the “Plan”), by reason of any stock dividend, stock split, recapitalization or other similar transaction that increases the number of the outstanding shares of the Registrant’s common stock. In addition, pursuant to Rule 416(c) under the Securities Act, this Registration Statement shall also cover an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein. Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(h) of the Securities Act by averaging the high and low sales prices of the Registrant’s common stock reported on the OTCQB on February 15, 2024 which was $0.04.

(2) The amount of the filing fee, calculated in accordance with Rule 0-11(b) under the Exchange Act, equals $147.60 per million dollars of the transaction valuation.